EXHIBIT 99.1

For Immediate Release	Release No. 04-004

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NYSE: IDG)	Jack P. Healey Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404)949-2100 www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP TO LIST ITS COMMON STOCK ON
NASDAQ NATIONAL MARKET
Company Determines to Voluntarily Move From New York Stock Exchange

ATLANTA, GEORGIA, May 26, 2004 – Industrial Distribution Group, Inc. (NYSE: IDG) today announced that it is moving the listing of its common stock to the NASDAQ National Market, and plans to commence trading on NASDAQ, under the symbol “IDGR”, during the week of May 31, 2004.

The Company earlier received approval for its new NASDAQ listing, and yesterday filed its formal application with the Securities and Exchange Commission to withdraw its listing on the New York Stock Exchange (the “Exchange” or “NYSE”). The Company also notified the NYSE of the pending withdrawal application and the expected trading commencement date on the NASDAQ National Market.

During the transition, and until trading commences on NASDAQ, the Company’s common stock will continue to trade on the NYSE.

“The NASDAQ Stock Market has historically shown strong support for growth-minded, smaller-cap companies like IDG,” said Andrew B. Shearer, IDG’s president and chief executive officer. “We believe that as a fully electronic securities market, with the potential for numerous market-makers, the NASDAQ Stock Market provides benefits for our company and its shareholders. We also believe the results of this change should lead to enhanced liquidity for our common stock, better price discovery and potentially improved spreads for our shareholders,” added Mr. Shearer.

“We are honored that IDG has chosen to list its common stock on the NASDAQ National Market,” said Bruce Aust, executive vice president of The NASDAQ Stock Market, Inc. “IDG joins our growing list of diversified companies. We look forward to supporting IDG and its shareholders in their transition to NASDAQ.”

Industrial Distribution Group learned earlier in 2004 that the NYSE was considering changes to its listing requirements that would significantly raise the requirements for continued listing on the Exchange. While the NYSE subsequently reconsidered its proposal to implement such changes at that time, the uncertainty created by the initial proposal led the Company to assess the pros and cons of continuing its NYSE listing in that environment and to review and compare options for the ongoing listing and public trading of the Company’s securities. The Company’s executive management and board of directors concluded that moving to the NASDAQ National Market would be in the best interests of the Company’s current and prospective shareholders.

The formal process for withdrawing from the NYSE requires the issuance of an order by the Securities and Exchange Commission approving the listing withdrawal, following notice publication in the Federal Register and expiration of a mandatory 21-day comment period. Trading on the NASDAQ National Market pursuant to the Company’s new listing there can commence during that interim period, and, as noted above, the Company expects such trading to commence during the week of May 31, 2004.

About IDG

Industrial Distribution Group, Inc. is a nationwide products and services company that creates a competitive advantage for customers. The company provides outsourced maintenance, repair, operating, and production (“MROP”) procurement, management, and application expertise. IDG also provides an array of value-added services and other arrangements, such as Flexible Procurement Solutions™ (FPS). These solutions emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver documented cost savings for customers. In addition, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require.

IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including General Electric Company, Borg-Warner Inc., Ford Motor Company, Duracell Corporation, and The Boeing Company. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.

Flexible Procurement Solutions™

IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the company’s Forms 10-K, 10-Q, and 8-K filed or provided by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference.